Exhibit 10.2

KEROS THERAPEUTICS, INC.
1050 Waltham Street, Suite 302
Lexington, Massachusetts 02421

August 6, 2025
Christopher Rovaldi
[***]

Re:    Separation and Release Agreement
Dear Chris:
This letter sets forth the substance of the separation and release agreement (the “Agreement”) which Keros Therapeutics, Inc. (the “Company”) is offering to you to aid in your mutually agreed upon employment transition.
1.Separation. Your last day of work with the Company and your employment termination date will be August 18, 2025 (the “Separation Date”).
2.Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.Severance Benefits. If you execute and do not revoke this Agreement, and comply with the terms contained herein, the Company will provide you with the following “Severance Benefits”:
(a)    The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for nine (9) months following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first regularly scheduled payroll date which occurs at least eight (8) business days following the “Effective Date” of this Agreement, as defined below.
(b)    If you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the state equivalent, the Company will reimburse you for the cost of COBRA premiums for you and your eligible dependents, if any, until the earlier of (A) nine (9) months from Separation Date, (B) the

Christopher Rovaldi
August 6, 2025

expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any). To receive this reimbursement, you will be required to remit timely payment to the Company’s COBRA provider and present proof of payment within 10 days, and the Company will process the reimbursement to you in accordance its ordinary expense reimbursement practices. In the event that you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing.
(c) Upon the termination of the Consulting Period (as defined below), an aggregate of 19,800 shares of Company common stock subject to your February 2025 RSU (as defined below) shall immediately vest, according to the terms of Section 5 of this Agreement.
(d) The Company will reimburse the reasonable and documented costs of an outplacement service used by you (up to $10,000 per full or partial calendar year) for a period not to exceed one year following the Separation Date. If you choose not to use such outplacement services, no compensation will be paid to you in lieu thereof.
(e)    For the period of three (3) months following the Separation Date (the “Consulting Period”), you agree to provide up to twenty (20) hours of support to the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company by making yourself reasonably available during regular business hours. Further, the Company agrees to pay you at an hourly consulting rate of $425.00 for any work, services, and/or support you provide to the Company pursuant to this paragraph in excess of the twenty (20) hours contemplated above. For the avoidance of doubt, your obligations under this paragraph shall cease upon the expiration of three (3) months following your Separation Date, and no work, services, and/or support you provide the Company pursuant to this paragraph shall have any effect on the other benefits to which you are entitled under this Agreement. You agree that any post-employment services shall be rendered by you as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status and that you will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes. The Company will not withhold any taxes or prepare W-2 Forms for you, but will provide you with a Form 1099, if required by law.
The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than December 31, 2026. For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

Christopher Rovaldi
August 6, 2025

4.Benefit Plans.
Subject to Section 3 (b) above, if you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which separation occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of August 18, 2025; however, you may elect to convert your Employer-Sponsored Group Life Insurance by contacting Sun Life Financial, Group Conversion, on or before September 18, 2025.
Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.
You may be eligible for unemployment insurance (“UI”) benefits after the Separation Date. The Massachusetts Department of Unemployment Assistance, not the Company, will determine your eligibility for such benefits. The Massachusetts Department of Unemployment Assistance can provide you with benefits and eligibility information regarding UI benefits. The Company will provide information concerning how to file for UI benefits under separate cover.
5.Stock Options and RSUs. You were granted an option to purchase 4,607 shares of the Company’s common stock on September 19, 2019 (the “September 2019 Option”) pursuant to the terms of the Company’s 2017 Stock Incentive Plan, as amended (the “2017 Plan”), and the applicable stock option grant notice and stock option agreement thereunder. In addition, you were granted the following equity awards pursuant to the terms of the Company’s 2020 Equity Incentive Plan (the “2020 Plan,” and together with the 2017 Plan, the “Plans”) and the relevant stock option grant notice and stock option agreement or restricted stock unit (“RSU”) grant notice and RSU award agreement thereunder (as applicable): (i) an option to purchase 13,822 shares of the Company’s common stock on April 7, 2020 (the “April 2020 Option”); (ii) an option to purchase 20,000 shares of the Company’s common stock on February 11, 2021 (the “February 2021 Option”); (iii) an option to purchase 100,000 shares of the Company’s common stock on February 1, 2022 (the “February 2022 Option”); (iv) an option to purchase 100,000 shares of the Company’s common stock on February 16, 2023 (the “February 2023 Option”); (v) an option to purchase 150,000 shares of the Company’s common stock on February 13, 2024 (the “February 2024 Option,” and together with the September 2019 Option, the April 2020 Option, the February 2021 Option, the February 2022 Option and the February 2023 Option, the “Options”); and (vi) an RSU award covering 60,000 shares of the Company’s common stock on February 18, 2025 (the “February 2025 RSU”).  The parties hereby acknowledge and agree that, pursuant to the terms of the Options and the February 2025 RSU, as of the Separation Date,

Christopher Rovaldi
August 6, 2025

2,304 shares subject to the September 2019 Option have vested and are exercisable, 8,002 shares subject to the April 2020 Option have vested and are exercisable, 20,000 shares subject to the February 2021 Option have vested and are exercisable, 87,500 shares subject to the February 2022 Option have vested and are exercisable, 62,500 shares subject to the February 2023 Option have vested and are exercisable, 56,250 shares subject to the February 2024 Option have vested and are exercisable, and no shares subject to the February 2025 RSU have vested. You acknowledge and agree that the vesting of the Options and the February 2025 RSU will cease as of the Separation Date, and the applicable post-termination exercise period of each of the Options will commence upon the Separation Date. Notwithstanding the foregoing, if you execute and do not revoke this Agreement, and you comply with the terms contained herein, then 19,800 shares subject to the February 2025 RSU will be deemed vested as of the termination of the Consulting Period; the February 2025 RSU will remain outstanding through the Consulting Period to give effect to the foregoing acceleration. Except as otherwise provided herein, your Options and the February 2025 RSU shall continue to be governed by the terms of the applicable stock option agreement and RSU award agreement and the applicable Plan; provided, however, you acknowledge that this Section 5 sets forth the full agreement between the parties as to the treatment of your Options and the February 2025 RSU as of the Separation Date.  Except as otherwise provided herein, you acknowledge that the unvested portion of the Options may not be exercised and the unvested portion of the February 2025 RSU will not vest, and each will expire and terminate in accordance with the terms of the applicable Plan and your stock option grant notice, stock option agreement, RSU grant notice and the RSU award agreement. You acknowledge, understand, and agree that you have no right, title or interest in or to any other stock option award, RSU award or other equity or equity-like incentive compensation award from or with respect to the Company.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date. The Company shall not contest your application, award, and/or appeal of unemployment benefits, understanding that the Company shall respond truthfully to any inquiry from any unemployment agency.
7.Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.Return of Company Property. Within five (5) days of the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential

Christopher Rovaldi
August 6, 2025

information of the Company (and all reproductions thereof). Please coordinate return of Company property with Robin Wagner, SVP, Human Resources. Continued receipt of the Separation Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property within the time frame allotted above.
9.Confidential Information and Post-Termination Obligations. Both during and after your employment (as well as during any consulting period) you acknowledge your continuing obligations under your Employee Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation activities. The Company is not electing to enforce the Non-Compete provision contained in Section 6 of your CIIA, but all other provisions contained in your CIIA remain in full force and effect. A copy of your CIIA is attached hereto as Exhibit A. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Esther Cho, General Counsel immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.Non-Compete. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, you agree that during the twelve (12) month period after the Separation Date, you will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate yourself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below). Should you obtain other employment within 12 months immediately following the Separation Date, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three business days prior to starting such employment.
a)    The parties agree that for purposes of this Agreement, “Conflicting Services” means any business involved with or working in the transforming growth factor-beta space in which the Company is engaged, or in which the Company has plans to be engaged, or any service related to the transforming growth factor-beta superfamily that the Company provides or

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August 6, 2025

has plans to provide; provided, however, that this non-compete provision shall not apply to any business involved with or working in hematologic diseases or pulmonary arterial hypertension.
b)    The parties further agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which you provided services for the Company or had a material presence or influence, during any time within the last two years prior to the Separation Date.
11.Confidentiality. Subject to the “Protected Rights” section below, the provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.Mutual Non-Disparagement. Subject to the “Protected Rights” Section below, you agree not to disparage the Company, or the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you will respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made prior to the Effective Date about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn). The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. The Company shall instruct its current officers and directors to refrain from disparaging you or your employment with the Company. In response to inquiries from prospective employers, the Company shall only provide your dates of employment, last position held, and state that it is the Company’s policy only to provide such information unless required by law.
13.Cooperation after Termination. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited

Christopher Rovaldi
August 6, 2025

to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
14.Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against  the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act,

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August 6, 2025

or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;
•has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;
•has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.
While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing

Christopher Rovaldi
August 6, 2025

rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.
15.Exclusions. Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.
16.Protected Rights. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal government agency or state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a whistleblower award for providing information to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan, or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.
17.Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you

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August 6, 2025

have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) business days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth business day after this Agreement is executed by you.
18.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
19.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
20.Miscellaneous. This Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a

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August 6, 2025

writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.
If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is twenty-one (21) days after you receive this Agreement. This offer will expire if we have not received your executed copy by that date.
I wish you good luck in your future endeavors.
Sincerely,
Keros Therapeutics, Inc.
By: /s/ Jasbir Seehra_______________________
Jasbir Seehra
    CEO
Agreed to and Accepted:
/s/ Christopher Rovaldi________________________________
Christopher Rovaldi

Exhibit A – Employee Confidential Information and Invention Assignment Agreement

Christopher Rovaldi
August 6, 2025

CONSIDERATION PERIOD
I, Christopher Rovaldi, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on August 6, 2025. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.
Agreed:
/s/ Christopher Rovaldi
Signature
August 6, 2025______________________________
Date

Exhibit A
Employee Confidential Information and Invention Assignment Agreement
[Attached.]